FILED PURSUANT TO RULE 424 (b)(3)
UNDER THE SECURITIES ACT OF
1933 IN CONNECTION WITH
REGISTRATION NO. 333-104320

PROSPECTUS SUPPLEMENT

dated October 22, 2007

(to Prospectus dated September 16, 2003)

KILROY REALTY CORPORATION

1,398,068 Shares of Common Stock

This prospectus supplement relates to the possible issuance of 1,398,068 shares of common stock of Kilroy Realty Corporation, a Maryland corporation (the “Company”), to the holders of common units representing limited partnership interests in Kilroy Realty L.P. and the possible resale of shares of common stock by these holders. Of the shares, 1,368,455 shares of common stock of the Company have been issued as of the date of this prospectus supplement. The holders identified in this prospectus supplement owned or currently own common limited partnership units and have tendered or may tender their common units to Kilroy Realty, L.P. for cash redemption. We may elect to exchange their tendered units on a one-for-one basis for shares of our common stock. We will not receive any of the proceeds from the issuance of the common stock to the holders or from the resale of the shares by the holders.

Our common stock is listed on the New York Stock Exchange under the symbol “KRC.” On October 19, 2007, the last reported sales price of our common stock on the New York Stock Exchange was $61.76 per share.

Before you invest in our common stock, you should consider the risks discussed in “Risk Factors” included in the prospectus dated September 16, 2003 (the “base prospectus”), as amended or supplemented by our periodic reports and other filings with the Securities and Exchange Commission subsequent to that date and incorporated by reference into the registration statement of which the base prospectus is a part.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

October 22, 2007

TABLE OF CONTENTS

Page
PROSPECTUS SUPPLEMENT

SELLING STOCKHOLDERS	S-1

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus supplement to “we,” “us,” “our” or the “Company” mean Kilroy Realty Corporation, including our consolidated subsidiaries.

You should rely only on the information contained in this document or incorporated by reference. Neither we nor the holders have authorized anyone to provide you with information or make any representation that is different. If anyone provides you with different or inconsistent information, you should not rely on it. Neither this prospectus supplement nor the base prospectus is an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates. Neither this prospectus supplement nor the base prospectus is an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where, or to any person to whom, it is unlawful to make an offer or solicitation. You should not assume that the information contained in this prospectus supplement or the base prospectus is correct on any date after the date of this prospectus supplement and the date on the front of the base prospectus, respectively, even though this prospectus supplement and the base prospectus is delivered or shares are sold pursuant to the base prospectus and prospectus supplement at a later date. Since the date of this prospectus supplement and the base prospectus, our business, financial condition, results of operations and prospects may have changed.

SELLING STOCKHOLDERS

The “selling stockholders” are the persons who have received or may receive shares of our common stock registered pursuant to this registration statement in exchange for common units. The following table provides the names of the selling stockholders, the maximum number of shares of common stock issued or issuable to the selling stockholders in the exchange and the aggregate number of shares of common stock that will be owned by the selling stockholders after the exchange. The number of shares on the following table represents the number of shares of common stock into which common units held by the selling stockholders are exchangeable, including those shares that have been issued in exchanges effected to date. Since the selling stockholders may sell all, some or none of their shares, we cannot estimate the aggregate number of shares that the selling stockholders will offer pursuant to this prospectus supplement and the base prospectus or that the selling stockholders will own upon completion of the offering to which this prospectus supplement and the base prospectus relates.

The selling stockholders named below may from time to time offer the shares of common stock offered by this prospectus supplement and the base prospectus:

Name	Common Shares Owned Prior to the Exchange(1)	Maximum Number of Common Shares Issued or Issuable in the Exchange and Available for Resale(1)		Common Shares Owned Following the Exchange(1)(2)			Number of Common Shares to be Resold(l)	Common shares Owned after Resale(1)(2)(3)
				Shares		Percent		Shares	Percent
Allen Capital Partners, LLC	—	756,937	(4)	756,937		2.3%	756,937	—	—
Allen Investments, Inc.	—	325,266	(5)	325,266	(6)	*	325,266	—	—
Commercial Management Corp.	—	315,865	(7)	315,865	(8)	*	315,865	—	—

Total	—	1,398,068		1,398,068			1,398,068	—	—

* Less than one percent of the outstanding shares of common stock.

(1) Based on information available to us as of the date of this prospectus supplement.

(2) Assumes that we exchange the common units of the selling stockholders for shares of common stock. The percentage ownership is determined for each selling stockholder by taking into account the issuance and sale of shares of common stock issued in exchange for common units of only such selling stockholder. Also assumes that no transactions with respect to common stock or common units occur other than the exchange.

(3) Assumes the selling stockholders sell all of their shares of common stock offered pursuant to this prospectus. The percentage ownership is determined for each selling stockholder by taking into account the issuance and sale of shares of common stock issued in exchange for common units of only such selling stockholder.

(4) Represents 756,937 shares of common stock issued in exchange for common units.

(5) Represents 325,266 shares of common stock issued in exchange for common units.

(6) Excludes 985 shares of common stock not covered by this prospectus issuable upon exchange of common units owned by Allen Investments, Inc.

(7) Represents 286,252 shares of common stock issued in exchange for common units and 29,613 shares of common stock issuable, at our option, upon exchange of presently outstanding common units.

(8) Excludes 985 shares of common stock not covered by this prospectus issuable upon exchange of common units owned by Commercial Management Corp.

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